Exhibit 10.6

March 1, 2007

Douglas E. Reedich

Dear Doug:

This letter sets forth the agreement between you and Sepracor concerning the terms of your resignation from Sepracor.

You will remain an employee of Sepracor carrying out your responsibilities at my direction or as I may delegate until at the latest December 31, 2007 or earlier as determined by either you or Sepracor, at which time your resignation will be effective.

If you remain an employee in good standing until December 31, 2007, or if your employment is terminated by Sepracor without cause prior to December 31, 2007, then (i) at the time Sepracor makes its regular bonus payments for 2007, you will be paid a pro rata share of your full bonus eligibility for 2007 (based on the proportion of 2007 during which you were employed by Sepracor), and  (ii) you will be paid bi-weekly until the earlier of December 31, 2009, or the second anniversary of your termination from Sepracor, with each bi-weekly payment in the amount of 1/26 of your annual salary and bonus eligibility for 2007 for the first year, and 1/26 of your annual salary without bonus for the second year.

In addition, in the event that Sepracor establishes an executive retiree health benefit program prior to December 31, 2007, you will be eligible to participate. For such time as you elect to participate in any such program, you will reimburse Sepracor at the lesser of (a) the actual cost to Sepracor of your participation and (b) the rate applicable to former Sepracor employees who elect COBRA health coverage.  In the event that Sepracor does not establish an executive retiree health benefit program prior to December 31, 2007, Sepracor will reimburse you the cost of your participation in COBRA for such time as you participate in COBRA.

You agree that, after the date of termination of your employment, you will undertake any necessary preparation testimony in Sepracor’s ongoing ANDA litigations at no charge to Sepracor aside from costs related to independent legal representation to which you may be entitled (if any) and reasonable travel, lodging and meals as applicable (“out-of-pocket costs”).  You agree to provide up to 8 hours per month of transition assistance at Sepracor’s reasonable request until December 31, 2009, at no charge to Sepracor aside from out-of-pocket costs.  You agree also to execute a Severance and Settlement Agreement and Release in a form provided by Sepracor which shall include, but not be limited to, provisions involving a general release of all claims, confidentiality, non-competition (in a business capacity), cooperation, non-disparagement and return of company property.

Notwithstanding anything else to the contrary in this letter agreement, to the extent that any of the payments that may be made hereunder constitute “nonqualified deferred compensation”, within the meaning of Section 409A and you are a “specified employee” upon your separation (as defined under Section 409A), the timing of any such payment following your separation date shall be modified if, absent such modification, such payment would otherwise be subject to penalty under Section 409A.  In any event, the Company makes no representation or warranty and shall have no liability to you or to any other person if any provisions of this agreement are determined to constitute “nonqualified deferred compensation” subject to Section 409A but do not satisfy the requirements of that section.

This letter agreement constitutes the entire agreement between Sepracor and you and supercedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this letter agreement, other than the Executive Retention Agreement between Sepracor and you dated February 1, 2002.  For the avoidance of doubt, the stock options and restricted stock awards you hold shall continue to be governed by the applicable stock option or stock incentive plan under which they were granted or issued (or any successor plan thereto) and any related stock option or restricted stock agreement.

Any changes to the terms of this letter agreement will be binding only if made in writing and agreed by both you and Sepracor.

Please acknowledge this letter by signing and dating in the space provided below. Return one signed original at your earliest convenience to me. You may keep the other for your files.

Best regards,

/s/ Timothy J. Barberich
Timothy J. Barberich
Chairman and Chief Executive Officer

Accepted and Agreed:

/s/ Douglas E. Reedich	3/1/2007
Douglas E. Reedich, Ph.D, J.D.	Date